EXHIBIT 10.22

VAL-964-CHUM

SIGNATURE COPY

BIOLOGICAL MATERIALS LICENSE AGREEMENT

BY AND BETWEEN

VAL-CHUM, LIMITED PARTNERSHIP

AND

HEAT BIOLOGICS INC.

AND TO WHICH INTERVENES

CENTRE HOSPITALIER DE L’UNIVERSITÉ DE MONTREAL

TABLE OF CONTENTS

Page

1. INTERPRETATION 4
1.1 Definition 4
1.2 Schedules 7
1.3 Interpretation Not Affected by Headings of Party Drafting 7
1.4 Number and Gender 7
1.5 Accounting Principles 8
1.6 Time of Essence 8
2. GRANTS 8
2.1 Exclusive Commercial Use Rights 8
2.2 Strategic Competitive Advantage 9
2.3 Right to Sublicense 9
2.4 Transfer of Materials from the University of Miami to Licensee 10
2.5 Rights Reserved 10
2.6 No Further Grant 10
2.7 Assignment 10
3. LICENSING CONSIDERATIONS 11
3.1 Initial License Fee 11
3.2 Earned Royalties 11
3.3 Minimum Annual Royalty 11
4. PERFORMANCE AND MILESTONES 11
4.1 Performance 11
5. ACCOUNTING AND ROYALTY REPORTS 12
5.1 Books and Records 12
5.2 Costs 13
5.3 Payments & Reports 13
5.4 Currency 13
5.5 Interest 14
6. MODIFICATIONS 14
7. CLAIMS AGAINST THIRD PARTIES 14
8. REPRESENTATIONS, WARRANTIES AND COVENANTS 14
8.1 Mutual Representations and Warranties 14
9. CONFIDENTIALITY 16
9.1 Confidential Information 16
9.2 Use of Names and Publicity 16
10. TERM AND TERMINATION 17
10.1 Term of Agreement 17
10.2 Failure to give License Initiation Notice 17
10.3 Right to Termination 17
10.4 Effect of Termination 18
11. INDEMNIFICATION AND LIMITATIONS OF LIABILITY 18
11.1 Limitations of liability 18
11.2 Indemnification and Insurance 18
12. GENERAL PROVISIONS 19
12.1 Assignment 19
12.2 Disputes 19
12.3 Successors and Assigns 19
12.4 Independence of Parties 20
12.5 Entire Agreement 20
12.6 Further Assurances 20
12.7 Governing law 20

12.8 Severability of Clauses 20
12.9 Waiver 20
12.10 Notices 21
12.11 Execution in Counterparts 22
12.12 Compliance with Law 22
12.13 Exclusion of third party rights 22

Signatures

Interventions

Schedules

BIOLOGICAL MATERIALS LICENSE AGREEMENT

THIS AGREEMENT is made and entered in Montreal (Quebec) this 1st day of October, 2011.

BY AND BETWEEN:

VAL-CHUM, LIMITED PARTNERSHIP, a limited partnership duly constituted under the laws of the Province of Quebec, having its principal place of business at 3535, Queen-Mary road, Suite 220, Montreal, Quebec, Canada, H3V 1H8, acting through its general partner Gestion Univalor, Limited Partnership, a limited partnership duly constituted under the laws of the Province of Quebec, Canada, having its principal place of business at the same address, itself acting through its general partner Univalor Inc., a corporation duly constituted and having its head office at the same address herein represented by Philippe Calais, its President and General Manager, duly authorized for the purpose hereof as he so declares;

(hereinafter referred to as: “Licensor”)

AND:

HEAT BIOLOGICS INC., a corporation duly constituted under the laws of Delaware, having a place of business at 119 Washington Avenue, Suite 401, Miami Beach, FL, USA 33139, herein represented by Jeff Wolf, its CEO, duly authorized for the purpose hereof as he so declares;

(hereinafter referred to as: “Licensee”)

AND TO WHICH INTERVENES:

CENTRE HOSPITALIER DE L’UNIVERSITÉ DE MONTRÉAL, a legal person duly constituted under the Act respecting health services and social services, having its head office at 3840 St-Urbain Street, Montreal, Quebec, Canada H2W 1T8, hereby represented by Sylvain Villiard, General Manager Associate and Jacques Turgeon, Director of research, duly authorized for the purpose hereof, as they so declares;

(hereinafter referred to as : “CHUM”)

PREAMBLE

WHEREAS Dr. Anne-Marie Mes-Masson and Dr. Diane Provencher has developed at CHUM the cell lines described in Schedule 1.0 (hereinafter called the “Original Material”);

WHEREAS Licensor’s mission is to commercialize research results and intellectual property arising from the research and development activities conducted at CHUM;

WHEREAS at the request of the researchers and CHUM and following the assignment of the intellectual property rights related to the Materials (as this term is hereinafter defined) to the Licensor, Licensor is the owner by assignment of the intellectual property rights in the Materials;

WHEREAS a Study (as this term is hereinafter defined) will be conducted at the University of Miami;

WHEREAS the CHUM has agreed to transfer the Original Material directly to the University of Miami according to the terms and conditions of a Material Transfer Agreement attached hereto as Schedule 2.0;

WHEREAS the Licensee, may eventually need to access, use, manipulate, replicate, modify, make, have made or otherwise exploit the Materials (as this term is hereinafter defined) for commercial purposes described in this Agreement;

NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties ( as this term is hereinafter defined) hereto agree as follows:

1.

INTERPRETATION

1.1

Definition

The following terms used in this Agreement shall have the following meanings:

1.1.1

“Agreement” shall mean this present Biological Materials License Agreement, including the preamble and schedules listed in section 1.2.1 hereto and all amendments or restatements, as permitted, and references to “Article” mean the specified Article of this Agreement;

1.1.2

“Affiliate” shall mean, with respect to any Party, any individual or Entity which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Party.

1.1.3

“Control” means possession, direct or indirect, of the powers to direct or cause the direction of the management of policies of an individual or Entity; whether through ownership or equity participation, voting securities, beneficial contract, agreement or otherwise.

1.1.4

“Calendar Year” shall mean a period of twelve (12) months in the Gregorian Calendar;

1.1.5

“Confidential Information” shall mean any and all information, whether written, graphic, electronic, communicated orally or otherwise disclosed by or on behalf of one Party ("the Disclosing Party") to the other Party ("the Recipient") pursuant to this Agreement, which, at the time of disclosure, is reasonably understood as being confidential or proprietary to the Disclosing Party. Such Confidential Information shall specifically include, but not be limited to (a) information relating to the business  and research strategies as well as scientific practices of Licensee, Licensor and CHUM, Improvements, information contained in books and records kept by Licensee, accounting and royalty reports provided by Licensee to Licensor pursuant to Article 5, as well as any disclosure, independent of the physical medium through which the information is disclosed, made by the Disclosing Party to the Recipient which, at the time of disclosure, is physically marked as “Confidential” or “Proprietary” and (b) any oral disclosure by the Disclosing Party to the Recipient which shall be treated pursuant to section 9.1. Confidential Information shall exclude information which the Recipient can show by competent evidence: (i) is or becomes public or available to the general public otherwise than through the fault of the Recipient; or (ii) is obtained by the Recipient from a third party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to the Disclosing Party; or (iii) is previously known to the Recipient prior to disclosure to the Recipient by or on behalf of the Disclosing Party under this Agreement and not obtained or derived directly or indirectly from the Disclosing Party; or (iv) is independently developed, discovered or arrived at by the Recipient without use of the Confidential Information; or (v) is disclosed by the Recipient pursuant to a requirement of law provided, however, that the Recipient promptly notifies the Disclosing Party of this requirement in writing, and co-operates reasonably with the Disclosing Party, at the Disclosing Party’s expense, in challenging the disclosure;

1.1.6

“Effective Date” shall mean September 19th, 2011;

1.1.7

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, a Governmental Body, or any organization which can exercise independent legal standing;

1.1.8

“Field of Use” shall mean treatment of cancer;

1.1.9

“First Commercial Sale” means the date that the Products are first marketed or publicly made available for which consideration is received;

1.1.10

“Governmental Body” shall mean (i) any domestic or foreign national, federal, provincial, state, municipal or other government or body; (ii) any international or multilateral body; (iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies; (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or on behalf of any of the foregoing governments or bodies; or (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel;

1.1.11

“Gross Sales” means all sales, revenues, receipts, and monies, and considerations, collected or received by Licensee and/or Sublicensee from the sale, lease, or other transfer of Products, whether such is received in cash or by way of other benefit, advantage, or concession;

1.1.12

“Liability” or “Liabilities” shall mean losses, damages, fines, costs, liabilities and expenses (including but not limited to the reasonable fees, costs and expenses of attorneys and other professional and court costs), based on any civil, criminal, statutory or regulatory claims of liability;

1.1.13

“Materials” means Original Material, Progeny and Unmodified Derivatives.

1.1.14

“Material Transfer Agreement” or “MTA” shall mean the agreement between the CHUM and the University of Miami attached hereto as Schedule 1.0.

1.1.15

“Minimum Annual Royalty” shall have the meaning ascribed thereto in section 3.3 herein;

1.1.16

“Modifications” means substances created by Licensee which contain/incorporate the Materials;

1.1.17

“Net Sales” shall mean Gross Sales less the following: (i) trade, cash, quantity and promotional discounts which effectively reduce the net selling price; (ii) excise, sales, value added or other taxes imposed upon and paid with respect to such sales (excluding taxes based upon income); and (iii) amounts repaid or credited by reason of rejections, defects, recalls or returns or retroactive price reductions, all as consistent with customary industry practice;

1.1.18

“Original Material” means the cell lines developed by Dr. Anne-Marie Mes-Masson and Dr. Diane Provencher described in Schedule 2.0.

1.1.19

“Party” or “Parties” shall mean any of the Licensor or Licensee, and when used in the plural, shall mean Licensor and Licensee;

1.1.20

 “Person(s)” shall mean an individual, partnership, corporation, business, trust, joint venture or other entity of a similar nature;

1.1.21

“Products” shall mean a cancer vaccine resulting from the Study or use of the Materials;

1.1.22

“Progeny” shall mean unmodified descendant from the Original Material, such as virus from virus, cell from cell, or organism from organism;

1.1.23

“Royalties” shall have the meaning ascribed thereto in section 3.2.1;

1.1.24

“Royalty Period” shall mean each of the Calendar Year from the Effective Date of this Agreement;

1.1.25

“Study” shall mean the research protocol described in Schedule 3.0.

1.1.26

 “Term” shall have the meaning ascribed thereto in section 10.1;

1.1.27

“Territory” shall mean all the countries of the world; and

1.1.28

“Unmodified Derivatives” shall mean substances created by the Licensee which constitute an unmodified functional subunit or product expressed by the Original Material. Some examples include: subclones of unmodified cell lines, purified or fractionated subsets of the Original Material, proteins expressed by DNA/RNA of Original Material or Modifications, or monoclonal antibodies secreted by a hybridoma cell line.

1.2

Schedules

1.2.1

The schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

Schedule no.	Description
1.0 2.0 3.0	Original Material Description Material Transfer Agreement Study Description

1.3

Interpretation Not Affected by Headings of Party Drafting

1.3.1

The division of this Agreement into articles, sections, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this License Agreement”, "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, subsection, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4

Number and Gender

1.4.1

In this Agreement, unless there is something in the subject-matter or context inconsistent therewith, (i) words in the singular number include the plural and such words shall be construed as if the plural had been used where the context so requires, (ii) words in the plural include the singular and such words shall be construed as if the singular had been used where the context so requires, and (iii) words importing the use of any gender shall include all genders where the context or Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.5

Accounting Principles

1.5.1

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted United States accounting principles (“GAAP”), from time to time approved by the Canadian Institute of Chartered Accountants, or any successor body, applicable as of the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles.

1.6

Time of Essence

1.6.1

Time shall be of the essence hereof.

2.

GRANTS

2.1

Exclusive Commercial Use Rights

2.1.1

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license limited to the Field of Use to use, study, store, culture, handle, modify and characterize the Materials in order to make, use, develop, manufacture, distribute, export, import, commercialize, market, sell, or otherwise commercially exploit Products within the Territory, and have made, used, developed, manufactured, distributed, commercialized, marketed, sold, leased or otherwise commercially exploit Products in the Territory. The Licensee may grant sublicenses on any of the rights granted under this Agreement.

2.1.2

The license rights granted pursuant to subsection 2.1.1 shall extend to Affiliate(s) of Licensee subject to the same terms and conditions hereof, provided such Affiliate(s) agrees in writing, with copy to Licensor, as if it were party to this Agreement, in which case, Licensee and Affiliate(s) shall be jointly and solidarily responsible for obligations under this Agreement.

2.1.3

Except for Products, Licensee agrees not to sell, transfer or otherwise provide the Materials to any third party for any use without the written consent of the Licensor.

2.1.4

The Agreement does not preclude Licensor nor CHUM from distributing the Materials to third parties solely for non-commercial research or academic purposes within the Field of Use so long as such third parties enter into a material transfer agreement with CHUM that restricts such third parties from further transferring the Materials to other parties for commercial purposes.

2.1.5

For avoidance of doubt, the exclusivity stipulated in subsection 2.1.1 refers to an undertaking by CHUM and Licensor not to expressly grant any commercial rights on the Materials in the Field of Use to a third party.

2.2

Strategic Competitive Advantage

2.2.1

Licensee acknowledges and agrees that the license granted under the present Agreement constitutes a strategic competitive advantage for Licensee and that all the financial considerations provided for in this Agreement, namely at Article 3, shall prevail.

2.3

Right to Sublicense

2.3.1

The license rights granted under this Agreement shall also specifically include the right for Licensee to grant Sublicenses without any requirement to obtain prior consent of Licensors, provided Licensee is not in material breach of this Agreement. Licensee agrees that any Sublicense shall be granted under the following conditions:

2.3.1.1

Sublicense rights shall be granted only to those third parties that can reasonably demonstrate a strong capability and specific plans for the effective development and marketing of the Products as reasonably determined by Licensee in its sole discretion; and

2.3.1.2

Within thirty (30) days after execution of a Sublicense agreement, as authorized herein, Licensee shall forward to Licensors a copy of the executed Sublicense agreement, and if such Sublicense agreement is written in a language other than French or English, Licensee shall provide Licensors with an English translation of the Sublicense agreement in accordance with Article 1.7; and

2.3.1.3

Any Sublicense granted by Licensee shall impose obligations, responsibilities and standards upon any Sublicensee that, in all material respects, are no less than those imposed on Licensee hereunder including but not limited to royalties to be paid to the Licensee in respect of sales of Products and provision of Services by Sublicensee. Each Sublicense shall specifically make reference to this Agreement and all rights retained by Licensors or required to be granted back to Licensors from Licensee or the Sublicensee; and

2.3.1.4

Each Sublicense agreement shall include a provision stating that the Sublicense agreement shall automatically be modified or terminated, in whole or in part, upon any modification or termination, in whole or in part, of this Agreement. Such modification or termination of the Sublicense agreement shall be consistent with and reflect the modifications or termination of this Agreement. Copies of amendments or modifications to a Sublicense agreement shall be provided to Licensors in accordance with the provisions herein; and

2.3.1.5

Should a Sublicense agreement concluded by Licensee contain material obligations substantially different than those imposed on the Licensee by Licensors in this Agreement, Licensee shall be required to obtain Licensors’ written consent with respect to the content of such Sublicense Agreement, which consent shall not be unreasonably withheld, prior to the grant of Sublicenses of Licensee’s rights under this Agreement.

2.3.2

Licensee shall be solely responsible for the enforcement of the terms of any Sublicense, for collection of payment amounts due thereunder and for inspecting the accounts and records kept by the Sublicensee to ascertain its Net Sales

2.3.3

No Sublicense agreement shall relieve Licensee of any of its obligations under this Agreement, including the obligation to pay Licensors Royalties or any other amounts due pursuant to the terms and conditions of this Agreement.

2.4

Transfer of Materials from the University of Miami to Licensee

2.4.1

The Licensor and the CHUM agree to the transfer of Materials, whether modified or not, from the University of Miami to the Licensee for the purposes described in this Agreement and the MTA under the condition that the License Initiation Notice and the Initial License Fee has been received by the Licensee.

2.5

Rights Reserved

2.5.1

Notwithstanding the exclusive commercial use rights granted herein, the CHUM and its researchers specifically reserve the unlimited and royalty free right to use the Materials for their own academic and non-commercial purposes only, including teaching, research and continuing research, development testing and all other non-commercial practice.

2.6

No Further Grant

2.6.1

This Agreement shall not be interpreted or construed as granting to Licensee any rights, express or implied, by estoppel or otherwise, to any patents, patent applications, inventions, methods, technical information, confidential information, proprietary information, expertise, know-how, trade secrets, or knowledge not specifically licensed under this Agreement; and all rights not expressly granted to Licensee by this Agreement are expressly reserved by Licensor. The words used in this Article are intended to have their broadest possible meanings, and are not to be limited by the definitions set forth.

2.7

Assignment

2.7.1

Licensee shall not have the right to assign this Agreement without obtaining the prior written consent of Licensor. However, Licensee may, after giving at least 30 days notice to Licensor, assign this Agreement to a corporate successor of Licensee or to a person or entity acquiring all or substantially all rights relating to a Product without the consent of the Licensee.

3.

LICENSING CONSIDERATIONS

3.1

Initial License Fee

3.1.1

Upon completion of research described in the MTA, if the Licensee remains interested in developing Products, Licensee shall give a written notice of such interest to Licensor (“License Initiation Notice”) and pay to Licensor a non-refundable, non-creditable license issue fee of five thousand Canadian dollars ($CDN5,000.00) (“Initial License Fee”). The License Initiation Notice shall be received by Licensor within two (2) months of the termination of the MTA. Failure to communicate such notice within this timeframe shall immediately terminate the present Agreement.

3.2

Earned Royalties

3.2.1

In consideration of the license granted in this Agreement, Licensee shall pay to Licensor a non-refundable earned royalty of [XXXX ]of Net Sales made by Licensee and/or a Sublicensee (“Royalties”).

3.3

Minimum Annual Royalty

3.3.1

In order to maintain the license herein granted, within sixty (60) days of each of the one year anniversaries of this Agreement, Licensee shall pay to Licensor a non-refundable minimal annual royalty of [XXXX] (“Minimal Annual Royalty”). The Minimal Annual Royalty shall be fully creditable against Royalties and Milestone Payments (as this term is defined in subsection 4.1.4) payable to Licensor during the twelve month period for which a Minimal Annual Royalty is due.

4.

PERFORMANCE AND MILESTONES

4.1

Performance

4.1.1

Upon approval by a regulatory agency such as to the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMEA) or Canada’s Therapeutic Product Directorate (TPD), of an Investigational New Drug Application (or its equivalent in jurisdictions outside of the U.S.) for each Product type requiring such approval, the Licensee shall pay to Licensor [XXXX] (“Milestone Payment 1”).

4.1.2

Upon completion of a Phase I clinical trial for each Product type requiring such clinical trial, the Licensee shall pay to Licensor [XXXX] (“Milestone Payment 2”).

4.1.3

Upon completion of a Phase II clinical trial for each Product type requiring such clinical trial, the Licensee shall pay to Licensor [XXXX] (“Milestone Payment 3”).

Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission

4.1.4

Upon obtaining approval to market by a regulatory agency such as to the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMEA) or Canada’s Therapeutic Product Directorate (TPD) for each Product type requiring such approval in a first country, the Licensee shall pay to Licensor [XXXX] (“Milestone Payment 4”).

4.1.5

Upon obtaining approval to market by a regulatory agency such as to the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMEA) or Canada’s Therapeutic Product Directorate (TPD) for each Product type requiring such approval in a second country, the Licensee shall pay to Licensor [XXXX] (“Milestone Payment 5”). Collectively Milestone Payment 1, Milestone Payment 2, Milestone Payment 3, Milestones Payment 4 and Milestone Payment 5 are referred to herein as “Milestone Payments”.

5.

ACCOUNTING AND ROYALTY REPORTS

5.1

Books and Records

5.1.1

Licensee shall keep at its own expense accurate books of account and records, using accepted accounting principles, detailing all data necessary to calculate and audit any payments due to Licensor under this Agreement.

5.1.2

Upon thirty (30) days advance written notice, Licensee’s records shall be open for inspection and audit by a duly authorized independent chartered accountant designated by Licensor to ascertain compliance and the accuracy payments under this Agreement. The audit may be performed once per year at any time within the year after the end of any reporting period to which the books of account pertain and shall be performed during normal business hours at Licensee’s principal place of business or at such other site as may be agreed upon by Licensor and Licensee.

5.1.3

Information gained in such an audit and all books of account shall be treated as Confidential Information. Licensor agrees to impose a similar requirement of confidentiality on any agent appointed by Licensor to conduct the audit.

5.1.4

Licensee shall keep such books and records available for inspection by a duly authorized certified accountant acting on behalf of Licensor for a period of six (6) years following the end of the Calendar Year to which such books and records relate.

Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission

5.2

Costs

5.2.1

The audit referenced in subsection 5.1.2 shall be at the expense of Licensor. If the audit reveals that Licensee has paid less than required under this Agreement, Licensee shall promptly pay the additional amount due together with interest as required under this Agreement for late payments. If the amount of underpayment exceeds ten percent (10%) of the amount due to Licensor, Licensee shall pay the full cost of the audit. Any overpayment amount shall be credited against Royalties or the consideration set forth in Article 3 owed in the next or any following Royalty Period.

5.3

Payments & Reports

5.3.1

Each payment made to Licensor shall be accompanied by a written report summarizing, in sufficient detail to allow Licensor to verify all payment amounts and the data used to calculate the amounts paid. Each report pertaining to royalty payments for the applicable accounting period shall specifically include the following, as applicable:

5.3.1.1

Gross Sales amounts;

5.3.1.2

Net Sales amounts;

5.3.1.3

Number of Products sold and Product type (if several);

5.3.1.4

All amounts, by category, deducted from Gross Sales to derive Net Sales; and

5.3.1.5

Payable amounts broken down by category (Royalties, Minimal Annual Payments, Milestone Payments).

5.3.2

If during any Royalty Period following the First Commercial Sale, no amounts are or should be invoiced, billed, or received and no payment of any kind is or should be due to Licensor, Licensee shall nevertheless submit a written report, no later than sixty (60) days after the end of the Royalty Period, to Licensor stating that no amounts of any kind are due to Licensor.

5.3.3

Any amount due to Licensor shall accrue at the time Licensee, invoices, ships, or receives payment for such Product; whichever event occurs first. All amounts accrued for the benefit of Licensor shall be deemed held in trust for the benefit of Licensor until payment of such amounts is made pursuant to this Agreement.

5.3.4

Unless otherwise specified in this Agreement, all payment amounts due to Licensor under this Agreement shall be paid to Licensor for its benefit, deposited in a bank account designated by Licensor, within ninety (90) days following the end of the Royalty Period in which such payment accrues.

5.4

Currency

5.4.1

Licensee shall make payment of amounts due to Licensor under this Agreement in Canadian Dollars. If any payment amount due to Licensee is derived from a currency other than Canadian dollars, said amount will be converted into Canadian dollars using the daily spot rate for that currency as quoted by the New York Federal Reserve Bank on the last business day of the Royalty Period in respect of which the Royalties are due.

5.5

Interest

5.5.1

Any amount due to Licensor under this Agreement and made to Licensor more than thirty (30) days after the delay stipulated herein for its payment shall bear interest at a yearly interest rate of three (3) point above the prime business rate of the Bank of Canada (or any successor entity), said interest to be calculated daily, starting on the 31st day after the end of said delay until payment to Licensor.

6.

MODIFICATIONS

6.1.1

Licensor retains ownership of any and all Materials, including any part thereof included or incorporated within substances created by Licensee which contain/incorporate the Materials. For the avoidance of doubt, it is understood and agreed that any Modification shall be owned by Licensee provided that Licensor retains ownership of any portion of Materials contained within such Modification. Notwithstanding the above, in the event that a Modification is derived from the Materials during the Term of this Agreement, it is understood and agreed that the use of such Modification by Licensee during the Term shall not relieve Licensee of any of its obligations towards Licensor under this Agreement, including its obligations of payment as per Article 3. In other words, any use of the Modifications by Licensee during the Term shall be deemed to be included in the license granted herein.

6.1.2

The Licensee is free to file patent application(s) claiming inventions made by the Licensee through the use of the Materials but agrees to notify the Licensor upon filing a patent application claiming Modifications or method(s) of manufacture or use(s) of the Materials.

7.

CLAIMS AGAINST THIRD PARTIES

7.1.1

Nothing in this Agreement shall be construed as obliging Licensor or Licensee or its Affiliates to institute, prosecute or take legal actions or any other proceeding against a third party.

7.1.2

Nothing in this Agreement shall be construed as obliging Licensor to monitor, audit or be informed of any utilization of the Materials by third parties, whether or not the Materials were obtained directly through the CHUM or the ATCC.

8.

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1

Mutual Representations and Warranties

Licensor hereby represents to Licensee, and Licensee hereby represents and warrants to Licensor, that (a) it has full power and authority to enter into and perform its obligations pursuant to this Agreement; (b) the person signing this Agreement on its behalf has the authority to do so and to bind that Party to the terms of this Agreement; (c) its entering into this Agreement and the transactions contemplated herein do not violate, breach or constitute a default under any of its contractual obligations relevant to this Agreement.

8.1.1

Ownership of the Materials The Licensor hereby represents and warrants to Licensee that it is in rightful owner by assignment or otherwise of the intellectual property rights related to the Materials free and clear of all liens, encumbrances and security interests except the rights of the ATCC. CHUM hereby represents and warrants to Licensee that it is the rightful owner by assignment or otherwise of the tangible  property rights related to  the Materials free and clear of all liens, encumbrances and security interests except the rights of the patients (or their successors as the case may be) from which the Material originates.  Licensor and CHUM each represent and warrant to Licensee that they do not own or control any patent rights that claim the Original Materials or use of the Materials to make a Product within the Field of Use at the Effective Date.

8.1.2

Neither Licensor nor CHUM make any warranties or representations, express or implied, whether or not the exercise of the rights granted under this Agreement will result in the infringement of any rights held by third parties. Licensee acknowledges that it has been advised by Licensor and CHUM to undertake its own due diligence with respect to the Materials.

8.1.3

Licensor and CHUM hereby declare to Licensee, each for itself, that, to the best of their knowledge, without having conducted any due diligence review, they are not aware of any information or fact to the effect that the Original Material infringe any rights of any third party, nor that such a claim is pending or that such a claim has been threatened or asserted.

8.1.4

Rights of Third Parties Licensor and CHUM hereby represent, each for itself to Licensee that, to their knowledge, aside from this Agreement, they have not entered, concurrent with this Agreement, into any other commercial use license agreement with any other third party with regard to the Original Material, and that so long as this Agreement is in effect, subject to the provisions contained herein, they shall not enter into any other commercial use license agreement with a third party with regard to the Materials within the Field of Use.

8.1.5

No Warranty on Materials Any Materials accessed by Licensee pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. UNLESS OTHERWISE EXPRESSLY STATED HEREIN, NO REPRESENTATIONS ARE MADE AND NO WARRANTIES, EXPRESS OR IMPLIED, ARE OFFERED BY LICENSOR OR CHUM AS TO THE MATERIALS, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF THE MATERIALS PROVIDED TO LICENSEE UNDER THIS AGREEMENT. LICENSEE ACCEPTS MATERIALS “AS IS”, AND THE ENTIRE RISK AS TO THE USE, MANIPULATION, RESEARCH RESULTS AND PERFORMANCE OF THE MATERIALS IS ASSUMED BY LICENSEE.

9.

CONFIDENTIALITY

9.1

Confidential Information

9.1.1

The Parties may be required to disclose one to the other Confidential Information. In the protection of the confidentiality of such information, each Party shall use at least the same degree of care as it customarily uses to protect its own Confidential Information of like kind. The Parties agree to take reasonable actions and precautions to prevent the unauthorised use and disclosure of, and keep confidential, all such Confidential Information. In the interest of promoting open discussions between the Parties, it is recognized that oral Confidential Information will be communicated. To the extent possible, the Disclosing Party shall provide the Recipient with a written summary of such oral Confidential Information within thirty (30) days of such disclosure. It is understood, however, that failure of either Party to reduce said oral Confidential Information to writing shall, in no way, alter the confidentiality obligations of the Recipient under this Agreement. The Parties agree that the specific terms and conditions of this Agreement shall be considered Confidential Information unless otherwise required by law or ordered by a Court of law.

9.2

Use of Names and Publicity

9.2.1

Except as otherwise required by law, Licensor and Licensee shall not issue a press release or make any other public disclosure with regard to the existence of this Agreement or the terms thereof without the prior written approval of the other Party to such press release or public disclosure. Licensor and Licensee each agree that they shall submit any such press release or public disclosure to the other Party, and the receiving Party shall expeditiously review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld. If the receiving Party does not respond within thirty (30) days of receipt of such submission, the press release or public disclosure shall be deemed to have been approved. Notwithstanding the above, Licensee agree to the disclosure of the existence of this Agreement in Licensor’s activity reports made available to the public through the website and printed materials.

9.2.2

In the event a public disclosure is required by law, including without limitation in a filing with any securities and exchange commission, the disclosing Party shall use commercially reasonable efforts to secure confidential treatment of any Confidential Information of the other Party contained in such release (whether through protective orders or otherwise), prior to its disclosure.  Licensor and Licensee, may disclose the terms of this Agreement to their actual or prospective investors or corporate partners and to their accountants, lawyers and other professional advisors provided that nothing in this section 9.2 shall permit Licensor or Licensee, to release any information which is subject to an obligation of confidentiality pursuant to this Agreement or to jeopardize the trade secrets of the other Party.

10.

TERM AND TERMINATION

10.1

Term of Agreement

10.1.1

The term of this Agreement (the “Term”) shall commence on its Effective Date and shall continue in perpetuity, unless sooner terminated as provided hereunder.

10.2

Failure to give License Initiation Notice

10.2.1

The failure by Licensee to give the License Initiation Notice to Licensor within two (2) months of the termination of the MTA will automatically and immediately terminate this Agreement without Licensor having to give any notice to Licensee.

10.3

Right to Termination

10.3.1

Upon any material breach of or default under this Agreement by Licensee, which is not cured by Licensee pursuant to the provisions of subsection 10.3.2, Licensor may terminate this Agreement upon giving Licensee a formal written notice of termination.

10.3.2

Licensor shall give Licensee written notice of termination (the “Licensor’ Notice”) prior to terminating this Agreement.  The Licensor’s Notice shall state the cause(s) for termination and the reasonable procedures if any, Licensee must follow to prevent such termination. Licensee shall have thirty (30) days after the effective date of the Licensor’s Notice to remedy the stated cause(s) for termination, according to the procedures stated, otherwise this Agreement and all rights granted to Licensee, shall automatically terminate at the end of the thirtieth (30th) day. Should Licensor elect not to terminate this Agreement, Licensor may, at its discretion, renegotiate the terms and conditions of this Agreement with Licensee.

10.3.3

Licensor may terminate this Agreement immediately by giving written notice to Licensee if Licensee or any agent acting for Licensee falsifies any report that is due to Licensor pursuant to this Agreement.

10.3.4

Termination on Business Failure.  In the event Licensee ceases conducting business in a normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any proceeding under the federal Bankruptcy and Insolvency Act or any other statute of any province, state or country relating to insolvency or the protection of creditor rights, this Agreement shall automatically terminate at the occurrence of any such event.

10.3.5

Force Majeure. Any delays in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that Party including, but not limited to, acts of god; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

10.3.6

Licensee may terminate this Agreement at any time for any reason upon giving thirty (30) days advance written notice to Licensor and CHUM.

10.4

Effect of Termination

10.4.1

Termination of this Agreement shall not release Licensee or Licensor from any obligation or liability to the other, which shall have matured prior to termination, nor shall termination rescind or require repayment of any payment or consideration made or given by either Party, except as otherwise provided herein. If the terms of this Agreement expressly state that a right or obligation shall survive termination of this Agreement, such right or obligation shall survive termination to the degree necessary to allow complete fulfillment or discharge of the right or obligation.  The following rights and obligations outlined in Articles and sections 1, 3 (for payments outstanding), 4 (for payments outstanding), 5 (for payments outstanding), 6, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement.

10.4.2

Should this Agreement be terminated for any reason, Licensee shall cease all use of the Materials and destroy or return all Materials to the CHUM, at Licensor’s choice and according to instructions provided by Licensor.

11.

INDEMNIFICATION AND LIMITATIONS OF LIABILITY

11.1

Limitations of liability

11.1.1

Licensor and CHUM shall not incur any Liability resulting from this Agreement except for Liabilities caused by its breach of this Agreement. In all cases neither Party shall incur any indirect, incidental, special, or consequential Liabilities of any kind, including without limitation, lost business, lost savings, lost data, and lost profits, regardless of the cause and whether arising in contract (including fundamental breach), tort (including negligence), or otherwise, even if advised of the possibility of such Liabilities, in respect of its rights and duties under this Agreement. For better clarity, to the extent permitted by law and except when caused by the gross negligence or intentional misconduct of Licensor or CHUM, Licensee shall assume all liability for damages which may arise from its use, storage or disposal of the Materials, and CHUM and Licensor will not be liable to the Licensee for any loss, claim or demand made by the Licensee, or made against the Licensee by any other party, due to or arising from the use of the Materials, whether modified or not, by the Licensee.

11.2

Indemnification and Insurance

11.2.1

Licensee hereby indemnifies, defends and holds harmless Licensor and the CHUM, its limited and general partners and its directors, officers, employees, faculty, students and agents from and against any and all claims and Liabilities arising under this Agreement (except those claims and Liabilities caused by the gross negligence or intentional misconduct of Licensor or CHUM) by Licensee or any other third party howsoever the same may arise provided that: (i) Licensor promptly notify Licensee in writing of any claim or suit or material threat thereof brought against Licensor in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee, at the latter's costs, in defending or settling any such claim or suit; and (ii) Licensee has sole control of the defence and all related settlement negotiations.

11.2.2

Licensee shall secure and maintain comprehensive general liability insurance including product liability, contractual liability, personal injury, and insurance against claims regarding the development, delivery, storage and handling and use of Products under this Agreement, in such amounts as it customarily maintains for similar products and activities in accordance with prudent insurance practice, but in no event less than $1,000,000 per person and $3,000,000 in the aggregate per year.  Licensee shall use commercially reasonable efforts following the First Commercial Sale of a Product in at least one of the countries in the Territory and at intervals thereafter in accordance with Good Industry Practice, to increase this coverage to ten (10) millions dollars in the aggregate per year if this is achievable by Licensee.  Failure to maintain such insurance coverage shall be considered a material breach of this Agreement and Licensor shall have the right to terminate the Agreement in accordance with section 10.2.  Licensee shall on request furnish Licensor with certificates of insurance demonstrating compliance with its obligations pursuant to this subsection 11.2.2.

12.

GENERAL PROVISIONS

12.1

Assignment

As specified in section 2.6 for Licensee, neither this Agreement nor any interest or rights hereunder shall be assignable, nor be given as a security interest or otherwise transferable by any of the Parties without the prior written consent of the other Party.

12.2

Disputes

The Parties hereto shall use reasonable efforts to settle amicably any dispute, controversy and claims arising out of this Agreement.  Disputes, controversies and claims which cannot be settled through good faith negotiations, shall be submitted, when permitted by law, first to mediation by a mediator whose expertise appears relevant to the matter in question. Such mediator shall be chosen jointly by the parties involved and the mediator costs shall be shared equally by the Parties to this Agreement. If after ninety (90) days, the dispute or controversy has not been resolved by mediation or if no mediator can be agreed upon by the parties, such dispute or controversy shall be exclusively resolved in the courts of Montreal, Quebec, Canada.

12.3

Successors and Assigns

Subject to Article 12 hereof, the terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Licensee, Licensor and their respective successors and permitted assigns.

12.4

Independence of Parties

Licensor and Licensee are independent entities engaged in independent businesses, and neither Party nor any agent or employee of either Party shall be regarded as an agent or employee of the other.  Nothing herein shall be construed as reserving to either Party the right to control the other in the conduct of its employees or business, nor shall either Party have the authority to make any promise guarantee, warranty or representation which will create any obligation or liability whatsoever, whether express or implied, on behalf of the other.  Licensor and Licensee are not joint venturers or partners.

12.5

Entire Agreement

This Agreement constitutes the entire agreement and understanding between Licensor and Licensee with respect to the Materials and any modification of this Agreement shall be in writing and shall be signed by a duly authorised representative of both Licensor and Licensee. This Agreement supersedes all prior written agreements and any and all representations which may have been made prior to this Agreement with respect to the subject matter of this Agreement.

12.6

Further Assurances

Each of the Parties hereby agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and to do and cause to be done such further acts and things, which may be necessary or as the Parties may at any time reasonably request in connection with this Agreement or to carry out more effectively the provisions or purposes of, or to better assure and confirm unto the Parties their rights and remedies under, this Agreement

12.7

Governing law

This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be exclusively governed by and construed in accordance with the laws of the Province of Quebec and applicable Canadian laws.

12.8

Severability of Clauses

If any provision of this Agreement is determined to be illegal, against public order, or otherwise unenforceable it shall not in any way defeat, invalidate or render unenforceable any other provision of this Agreement and each such provision shall at all times be considered separate and severable in this Agreement.

12.9

Waiver

No waiver by either of the Parties of any breach of any provision hereof shall constitute a waiver of any other breach of any provision hereof.

12.10

Notices

Any notice, request, claim, demand, communication required by this Agreement shall specifically reference this Agreement, shall be in writing and may either be delivered in hand, by facsimile during normal business hours with confirmation of receipt, by reputable courier service or be mailed with postage prepaid by certified or registered mail, return receipt requested, to the addresses set forth below, or such other address for itself as any of the Parties may from time to time specify in writing to the other Party in accordance with this article.  Notice shall be deemed to have been given, in the case of delivery by hand or by reputable courier service, upon receipt, in the case of delivery by certified or registered mail, five (5) working days after posting and in the case of facsimile, on confirmation of receipt.  For the purposes of this section 12.10, a "working day" will be a day on which businesses are generally open for business in Canada excluding Saturdays, Sundays and all bank and public (both provincial and national) holidays.

If to Licensor:	VAL-CHUM, Limited Partnership 3535 chemin Queen-Mary., Suite 220, Montreal, Quebec, H3V 1H8
	Attention of:	President and Managing Director
	Facsimile number:	1(514) 340-3204

If to Licensee:	HEAT BIOLOGICS INC. 15 TW Alexander Drive, Suite 119 Research Triangle Park, NC 27709
	Attention of:	Mr. Jeff Wolf CEO

	Facsimile number:	305-503-8566
If to CHUM:	CENTRE HOSPITALIER DE L’UNIVERSITÉ DE MONTRÉAL 3840 St-Urbain Street, Montreal, Quebec, Canada H2W 1T8
	Attention of:	Jacques Turgeon, Director of research

	Facsimile number:	1-514-412-7186

12.11

Execution in Counterparts

This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.12

Compliance with Law

Each Party hereto shall comply with all applicable statutes, ordinances, rules, regulations, permits and orders imposed by any governmental authority on any activity of either Party hereunder.

12.13

Exclusion of third party rights

This Agreement does not create any legal rights, benefits or causes of action for any Party other than Licensor and Licensee.

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Signatures are on the following pages]

SIGNATURES

IN CONSIDERATION THEREOF, the Parties have signed this Agreement at the Effective Date.

(Licensor) Place of signature:________________

VAL-CHUM, LIMITED PARTNERSHIP, acting through its general partner Gestion Univalor, limited partnership, itself acting through its general partner Univalor inc.

Per:

______________________________

         Philippe Calais

         President and General Manager

(Licensee) Place of signature: Durham, NC	HEAT BIOLOGICS INC. Per: Jeff Wolf CEO

INTERVENTION

The undersigned acknowledges and confirms having read this License Agreement, and declares that it is satisfied with the rights and obligations set forth therein and that it will respect same insofar as they apply to the undersigned.

CENTRE HOSPITALIER DE L’UNIVERSITÉ DE MONTRÉAL

Place of signature:________________

Per:

___________________________________

Sylvain Villiard, General Manager Associate

Place of signature:________________

Per:

___________________________________

Jacques Turgeon, Director of Research

SCHEDULE “1.0”

MATERIAL TRANSFER AGREEMENT

[This Schedule contains ____ pages, including this one]

[The remainder of this page is left blank on purpose]

SCHEDULE “2.0”

Material description

[This Schedule contains 2 pages, including this one]

ITEM 1:

Designation:	Cell line TOV1946
Source:	Homo sapiens (human) Female, 75 years Organ: ovary Tumor Stage: grade 3, stage IIIC Disease: papillary serous adenocarcinoma
Isolation:	February, 2004
Mutations:	p53, Exon 8

ITEM 2:

Designation:	Cell line TOV2835EP
Source:	Homo sapiens (human) Female, 67 years Organ: ovary Tumor Stage: grade 3-4, stage III Disease: papillary serous adenocarcinoma
Isolation:	April, 2006
Mutations:	p53, Exon 8

ITEM 3:

Designation:	Cell line TOV3041G
Source:	Homo sapiens (human) Female, 61 years Organ: ovary Tumor Stage: grade 3, stage IV Disease: serous adenocarcinoma
Isolation:	September, 2006
Mutations:	Not yet characterized

ITEM 4:

Designation:	Cell line TOV-2223G

Source:	Homo sapiens (human) Female, 89 years Organ: ovary Tumor Stage: grade 3, stage IIIC Disease: papillary serous adenocarcinoma
Isolation:	October, 2004
Mutations:	p53, Exon 4 (not detected with Abs)

ITEM 5:

Designation:	Cell line TOV-1369TR
Source:	Homo sapiens (human) Female, 58 years Organ: ovary Tumor Stage: grade 3-4, stage IIIC Disease: papillary serous adenocarcinoma
Isolation:	February 2003
Mutations:	p53, Exon 7

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 SCHEDULE “3.0”

DESCRIPTION OF STUDY

[This Schedule contains 1 page, including this one]

The Original Material will be transfected with a vector to cause the cells to secrete a modified form of heat shock protein gp96.  Such modified cell lines will be evaluated for suitability for use in an anti-cancer vaccine. Where suitable, the Material or a Modification will be used to develop the vaccine.

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